Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$4,035,000 Autocallable Digital Barrier Notes
Linked to the shares of the SPDR® S&P 500® ETF Trust Due November 1, 2022
General
■
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments or deliveries on the Notes are subject to the credit risk of the Bank

■
The Notes will be automatically called if the Closing Value of the shares of the SPDR® S&P 500® ETF Trust (the “Reference Asset”) on the Review Date is equal to or greater than 100% of the Initial Value (the “Call Value”), in which case you will receive a cash payment per Note equal to the Principal Amount of $1,000 plus the Call Premium of $40.10 (4.01% of the Principal Amount). No further amounts will be owed on the Notes.

■
If the Notes are not automatically called and the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”) is equal to or greater than the Initial Value, you will receive a cash payment per Note at maturity equal to the Principal Amount plus the product of (a) the Principal Amount and (b) the greater of (i) a fixed return equal to 8.02% (the “Digital Return”) and (ii) the positive performance of the Reference Asset from the Initial Value to the Final Value (the “Reference Asset Return”)

■
If the Notes are not automatically called and the Final Value is equal to or greater than 80.00% of the Initial Value (the “Barrier Value”) but less than the Initial Value, you will receive a cash payment per Note equal to the Principal Amount

■
If, however, the Notes are not automatically called and the Final Value is less than the Barrier Value, you will receive at maturity a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to the Physical Delivery Amount and you may lose up to 100% of the Principal Amount of your Notes

■	The Notes do not bear interest or pay any coupons prior to maturity
■
The Strike Date was October 14, 2021, the Trade Date was October 15, 2021 and the Notes will settle on October 20, 2021 and will have a term of approximately 54 weeks, if not automatically called prior to maturity

■	Minimum investment of $10,000 and integral multiples of $1,000 in excess thereof
■	CUSIP / ISIN: 0641595S1 / US0641595S16
■	See “Summary” beginning on page 3 for additional information and definitions of the terms used but not defined above
Any payment on your Notes is subject to the creditworthiness of the Bank.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-10 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your Notes on the Trade Date was $983.46 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-10 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$4,035,000.00
Underwriting commissions(2)	1.00%	$40,350.00
Proceeds to The Bank of Nova Scotia	99.00%	$3,994,650.00
(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $990.00.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates will act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 1.00% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product prospectus supplement, accompanying prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated October 15, 2021
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Reference Asset. The Notes do not constitute a hypothetical direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring the Notes and unless and until you receive the Physical Delivery Amount on the Maturity Date, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers, including without limitation, any voting rights or rights to receive any dividends or other distributions.
As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-10.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-10 of this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	0641595S1 / US0641595S16
Type of Notes:	Autocallable Digital Barrier Notes
Reference Asset:	The shares of the SPDR® S&P 500® ETF Trust (Bloomberg Ticker: SPY UP)
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $4,035,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Strike Date:	October 14, 2021
Trade Date:	October 15, 2021
Original Issue Date:	October 20, 2021

Delivery of the Notes will be made against payment therefor on the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Review Date:	April 28, 2022
Call Payment Date:	May 3, 2022
Final Valuation Date:	October 27, 2022
Maturity Date:	November 1, 2022
Automatic Call Feature:
If the Closing Value of the Reference Asset on the Review Date is equal to or greater than the Call Value, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus the Call Premium. No further amounts will be owed to you under the Notes.

Call Premium:	$40.10 (4.01%) per Note. Accordingly, if the Notes are subject to an automatic call, we will pay a cash payment per Note on the Call Payment Date equal to $1,040.10.
Payment at Maturity:	If the Notes are not automatically called, the payment at maturity on your Notes will be determined as follows:
◾ If the Final Value is equal to or greater than the Initial Value, you will receive a cash payment per Note calculated as follows:
$1,000 + ($1,000 × the greater of (i) the Digital Return and (ii) Reference Asset Return)
◾ If the Final Value is less than the Initial Value and equal to or greater than the Barrier Value, you will receive a cash payment per Note equal to $1,000
◾ If the Final Value is less than the Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) per Note equal to:
the Physical Delivery Amount
If the Notes are not automatically called and the Final Value is less than the

Barrier Value, you will be fully exposed to the negative performance of the Reference Asset from the Initial Value to the Final Value. Additionally, the market value of the shares that you receive may be significantly lower than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date. You may lose up to 100% of your investment in the Notes.

Digital Return:	8.02%
Reference Asset Return:	The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows:
Final Value – Initial Value Initial Value
For the avoidance of doubt, the Reference Asset Return may be a negative value.
Physical Delivery Amount:
A number of shares of the Reference Asset equal to the quotient of the Principal Amount divided by the Initial Value, rounded down to the nearest whole number and any fractional share resulting from such calculation shall be paid in cash in an amount equal to the product of such fraction and the Final Value.

Accordingly, the Physical Delivery Amount is 2 shares of the Reference Asset, with a fractional remainder of 0.2599 shares. If the Final Value is less than the Barrier Value, you will receive 2 shares of the Reference Asset and an amount in cash equal to the product of (a) 0.2599 and (b) the Final Value (in each case, subject to adjustment as described below).

For the avoidance of doubt, if the Calculation Agent makes an adjustment to the Physical Delivery Amount such that it is less than 1, the payment that you receive on the Maturity Date, if any, will be solely a cash payment based on the cash value of the fractional share as described above.

Closing Value:	As specified under “General Terms of the Notes—Determining the Level of the Reference Asset—Closing Price” in the accompanying product prospectus supplement
Initial Value:	$442.50, which was the Closing Value of the Reference Asset on the Strike Date
Call Value:	100% of the Initial Value
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Barrier Value:	$354.00, which is equal to 80.00% of the Initial Value, rounded to the nearest cent
Market Disruption Events and other Postponements:	The Review Date and the Final Valuation Date is subject to postponement as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

If the Review Date or the Final Valuation Date is not a Trading Day (as defined in the product prospectus supplement) with respect to the Reference Asset, such date will be postponed in the same manner as if a Market Disruption Event had occurred on such date. If the Review Date or the Final Valuation Date is postponed, the Call Payment Date or Maturity Date, respectively, will be postponed by the same number of Business Days from the originally scheduled Review Date or Final Valuation Date to such date as postponed. If the scheduled Call Payment Date or Maturity Date is not a Business Day, such date will be the next following Business Day.

Adjustments to the Reference Asset:
The Reference Asset and the terms of the Notes, including without limitation the Initial Value, Closing Value, Final Value and Barrier Value are subject to adjustment, as described under “General Terms of the Notes— Unavailability of the Closing Price of the Reference Asset on a Valuation Date” , “—Adjustments to an ETF” and “—Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF” in the accompanying product prospectus supplement.

If the Initial Value is adjusted as described above, then the Calculation Agent will also recalculate the Physical Delivery Amount using the adjusted Initial Value and the formula as described under "Physical Delivery Amount" above to preserve as nearly as possible our and your relative economic position prior to the adjustment.

Additionally if the Reference Asset is subject to an adjustment as described under “General Terms of the Notes—Adjustments to an ETF” in the accompanying product prospectus supplement and the Calculation Agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then at maturity we will pay, in lieu of delivering any shares of the Reference Asset, an amount in cash equal to (a) the Principal Amount plus (b) the product of (i) the Principal Amount and (ii) the Reference Asset Return.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product prospectus supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-21 in the accompanying product prospectus supplement, as modified by this pricing supplement

Business Day:	New York and Toronto
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act
Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts or deliveries owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004170/bn55448880-424b2.htm
Prospectus Supplement dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY
The Notes may be suitable for you if:
●	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
●	You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield
●
You believe that the Closing Value of the Reference Asset on the Review Date will be equal to or greater than the Call Value and/or that the Final Value will be equal to or greater than the Initial Value

●	You are willing to receive the Physical Delivery Amount at maturity, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless
●	You are willing to accept the market risks associated with the Reference Asset
●
You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Asset and the stocks held in the Reference Asset’s portfolio (the “Reference Asset Constituent Stocks”)

●	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
●
You are willing to assume the credit risk of the Bank for all payments or deliveries under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts or deliveries due to you including any repayment of principal

The Notes may not be suitable for you if:
●	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
●	You are unwilling to accept the risk that the Notes may be automatically called prior to maturity
●	You believe that the Closing Value of the Reference Asset on the Review Date will be less than the Call Value and/or that the Final Value will be less than the Initial Value
●	You are unwilling to receive the Physical Delivery Amount at maturity, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless
●	You are unwilling to accept the market risks associated with the Reference Asset
●	You seek periodic interest or coupon payments and/or you prefer to receive dividends or distributions on the Reference Asset or the Reference Asset Constituent Stocks
●	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
●	You are unwilling to assume the credit risk of the Bank for all payments or deliveries under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL EXAMPLES
The table and examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Value, Call Value, Barrier Value and Physical Delivery Amount were determined on the Strike Date as set forth under “Summary” herein. The “Return on the Notes” as used in these examples is the number, expressed as a percentage, that results from comparing the total amount paid per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts or deliveries owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value:	$100.00
Hypothetical Call Value:	$100.00, which is 100.00% of the hypothetical Initial Value
Hypothetical Call Premium:	$40.10 (4.01%) per Note
Hypothetical Digital Return:	8.02%
Hypothetical Barrier Value:	$80.00, which is 80.00% of the hypothetical Initial Value
Hypothetical Physical Delivery Amount:	10, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Hypothetical Initial Value

The Notes are Subject to an Automatic Call					The Notes are Not Subject to an Automatic Call
Hypothetical Closing Value on Review Date	Hypothetical Percentage Change*	Call Premium	Payment on the Call Payment Date	Return on the Notes	Hypothetical Final Value	Hypothetical Reference Asset Return	Payment at Maturity	Return on the Notes
$140.00	40.00%	$40.10	$1,040.10	4.01%	$140.00	40.00%	$1,400.00	40.00%
$130.00	30.00%	$40.10	$1,040.10	4.01%	$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$40.10	$1,040.10	4.01%	$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$40.10	$1,040.10	4.01%	$110.00	10.00%	$1,100.00	10.00%
$108.02	8.02%	$40.10	$1,040.10	4.01%	$108.02	8.02%	$1,080.20	8.02%
$104.01	4.01%	$40.10	$1,040.10	4.01%	$104.01	4.01%	$1,080.20	8.02%
$102.00	2.00%	$40.10	$1,040.10	4.01%	$102.00	2.00%	$1,080.20	8.02%
$100.00	0.00%	$40.10	$1,040.10	4.01%	$100.00	0.00%	$1,080.20	8.02%
$90.00	-10.00%	n/a	n/a	n/a	$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	n/a	n/a	n/a	$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	n/a	n/a	n/a	$75.00	-25.00%	$750.00**	-25.00%**
$70.00	-30.00%	n/a	n/a	n/a	$70.00	-30.00%	$700.00**	-30.00%**
$60.00	-40.00%	n/a	n/a	n/a	$60.00	-40.00%	$600.00**	-40.00%**
$50.00	-50.00%	n/a	n/a	n/a	$50.00	-50.00%	$500.00**	-50.00%**
$40.00	-60.00%	n/a	n/a	n/a	$40.00	-60.00%	$400.00**	-60.00%**
$30.00	-70.00%	n/a	n/a	n/a	$30.00	-70.00%	$300.00**	-70.00%**
$20.00	-80.00%	n/a	n/a	n/a	$20.00	-80.00%	$200.00**	-80.00%**
$10.00	-90.00%	n/a	n/a	n/a	$10.00	-90.00%	$100.00**	-90.00%**
$0.00	-100.00%	n/a	n/a	n/a	$0.00	-100.00%	$0.00**	-100.00%**
* Represents the percentage change in the value of the Reference Asset from the Initial Value to its Closing Value on the hypothetical Review Date
** Represents the market value of the hypothetical Physical Delivery Amount as of the Final Valuation Date. The actual market value of the Physical Delivery Amount may be significantly lower on the Maturity Date than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Example 1: The Closing Value of the Reference Asset on the Review Date is $110.00 and the Notes are automatically called.
Because the Closing Value of the Reference Asset on the Review Date is equal to or greater than the Call Value, the Notes are automatically called and you will receive a cash payment of $1,040.10 per Note on the Call Payment Date, calculated as follows:
$1,000 + Call Premium
$1,000 + $40.10 = $1,040.10
The total return per Note is 4.01%.
Example 2: The Notes are not automatically called and the value of the Reference Asset increases to a Final Value of $105.00.
Because the Notes are not automatically called and the Final Value is equal to or greater than the Initial Value, you will receive a cash payment at maturity of $1,080.20 per Note, calculated as follows:
$1,000 + ($1,000 × the greater of (i) the Digital Return and (ii) the Reference Asset Return)
$1,000 + ($1,000 × the greater of (i) 8.02% and (ii) 5.00%)
$1,000 + ($1,000 x 8.02%) = $1,080.20
The total return per Note is 8.02%.
Example 3: The Notes are not automatically called and the value of the Reference Asset increases to a Final Value of $110.00.
Because the Notes are not automatically called and the Final Value is equal to or greater than the Initial Value, at maturity you will receive a cash payment of $1,100.00 per Note, calculated as follows:
$1,000 + ($1,000 × the greater of (i) the Digital Return and (ii) the Reference Asset Return)
= $1,000 + ($1,000 × the greater of (i) 8.02% and (ii) 10.00%)
= $1,100.00
The total return per Note is 10.00%.
Example 4: The Notes are not automatically called and the value of the Reference Asset decreases to a Final Value of $90.00.
Because the Notes are not automatically called and the Final Value is less than the Initial Value and equal to or greater than the Barrier Value, at maturity you will receive a cash payment of $1,000.00 per Note.
The total return per Note is 0.00%.
Example 5: The Notes are not automatically called and the value of the Reference Asset decreases to a Final Value of $50.00.
Because the Notes are not automatically called and the Final Value is less than the Barrier Value, you will receive the Physical Delivery Amount of 10 shares of the Reference Asset. The market value of these shares may be significantly lower than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

ADDITIONAL RISKS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisors, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus.
Risks Relating to Return Characteristics
No interest
The Notes will not bear interest and, accordingly, you will not receive any payments or deliveries on the Notes other than pursuant to an automatic call or, if the Notes are not automatically called, the Payment at Maturity.
Your investment in the Notes may result in a substantial loss and you may receive shares of the Reference Asset in lieu of any cash payment on the Maturity Date
If the Notes are not automatically called and the Final Value is less than the Barrier Value, you will lose some or all of your investment in the Notes. Specifically, you will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Additionally, the actual value of the Physical Delivery Amount as of the Maturity Date may be significantly lower than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date. You may lose up to 100% of your investment in the Notes.
If the Notes are not automatically called and the Final Value is less than the Initial Value, you will not receive a positive return on your Notes and may instead lose up to 100% of your investment in the Notes.
You may not receive a positive return on the Notes. The Notes will not be automatically called unless the Closing Value of the Reference Asset on the Review Date is equal to or greater than the Call Value. If the Notes are not automatically called and the Final Value is less than the Initial Value, you will not receive a positive return on your Notes. To the contrary, you may lose some or all of your Principal Amount in such a circumstance, as described above.
The Notes may be automatically called prior to the Maturity Date and are subject to reinvestment risk
If your Notes are subject to an automatic call, no further payments will be owed to you under the Notes after the Call Payment Date. Because the Notes could be called on the Call Payment Date, the holding period could be limited. No additional payments will be made on the Notes after the Call Payment Date. If the Notes are automatically called, the amount that you receive on the Notes could be less than if the Notes had remained outstanding until maturity, and you may not be able to reinvest any amounts received on the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.
Any amount payable or deliverable on the Notes is not linked to the value of the Reference Asset at any time other than the Review Date or the Final Valuation Date
Whether the Notes will be automatically called will be based only on the Closing Value of the Reference Asset on the Review Date. In addition, any Payment at Maturity will be calculated by reference to the Final Value of the Reference Asset, which will be equal to its Closing Value on the Final Valuation Date. Any positive performance of the Reference Asset before or after the Final Valuation Date will not be taken into account. The Final Value may be less than the Barrier Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of the Reference Asset is equal to or greater than the Barrier Value on any other day during the term of the Notes.
The Call Premium, Digital Return and Barrier Value reflect, in part, the volatility of the Reference Asset and greater volatility generally indicates an increased risk of loss at maturity
Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Notes, including the Call Premium, Digital Return and Barrier Value, are based on a number of factors, including the expected volatility of the Reference Asset. The Call Premium and Digital Return are higher than they otherwise would have been had the expected volatility of the Reference Asset, calculated as of the time the terms of the Notes are determined, been lower. As volatility of the Reference Asset increases, there will typically be a greater likelihood that its Closing Value on the Review Date will be less than the Call Value and that the Final Value will be less than the Initial Value and, as a consequence, indicates an increased risk of not receiving a positive return on the Notes and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Call Premium and Digital Return, which may indicate an increased risk of loss.
In addition, while the Call Premium and Digital Return are set based on the expected volatility of the Reference Asset at the time the terms of the Notes are determined, the actual volatility of the Reference Asset over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not receive a positive return and/or that you will lose a significant portion or all of your principal at maturity.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.
Holding the Notes is not the same as holding the Reference Asset or the Reference Asset Constituent Stocks
Holding the Notes is not the same as holding the Reference Asset or the Reference Asset Constituent Stocks. As a holder of the Notes and unless and until you receive the Physical Delivery Amount on the Maturity Date, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset or any Reference Asset Constituent Stocks would enjoy.
Risks Relating to Characteristics of the Reference Asset
The Notes are subject to market risk associated with the Reference Asset
The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the performance of the Reference Asset Constituent Stocks. The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
Investors should investigate the Reference Asset and the Reference Asset Constituent Stocks as if making a hypothetical direct investment in the Reference Asset Constituent Stocks
Investors should conduct their own diligence of the Reference Asset and Reference Asset Constituent Stocks as an investor would if it were making a direct investment in the Reference Asset or the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Asset or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Asset or the Reference Asset Constituent Stocks could affect any Payment at Maturity. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Asset or the Reference Asset Constituent Stocks.
Changes affecting the Reference Asset’s target index could have an adverse effect on the value of the Notes
The Reference Asset seeks to track the performance of the S&P 500® Index (the “Target Index”), as described under “Information Regarding the Reference Asset”. The sponsor of the Target Index (the “Target Index Sponsor”) owns the Target Index and is responsible for its design and maintenance. The policies of the Target Index Sponsor concerning the calculation of the Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Target Index, could affect the level of the Target Index and, consequently, could affect the market price of shares of the Reference Asset and, therefore, the amount payable or deliverable on the Notes and their market value. The Target Index Sponsor may discontinue or suspend calculation or dissemination of the Target Index. Any such actions could have a material adverse effect on the value of, or return on, the Notes.
The Bank cannot control actions by the Target Index Sponsor and such Target Index Sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the Target Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Target Index. The Target Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.

The Bank cannot control actions by the sponsor of the Reference Asset and such sponsor  has no obligation to consider your interests
The sponsor of the Reference Asset (the “Reference Asset Sponsor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Reference Asset Sponsor concerning the calculation of the net asset value (“NAV”) of the Reference Asset, additions, deletions or substitutions of securities in the Target Index and the manner in which changes affecting the Target Index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable or deliverable on the Notes. The amount payable or deliverable on the Notes and their market value could also be affected if the Reference Asset Sponsor changes these policies, for example, by changing the manner in which it calculates the NAV of the Reference Asset, or if the Reference Asset Sponsor discontinues or suspends publication of the NAV of the Reference Asset, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return you receive on the Notes.
There are risks associated with a Reference Asset that is an exchange-traded fund
Although the Reference Asset's shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in the trading market. In addition:
Management Risk: The Reference Asset is subject to management risk, which is the risk that the Reference Asset Sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Reference Asset Sponsor invests in securities included in the Target Index regardless of their investment merits. The Reference Asset Sponsor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the Reference Asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Tracking and Underperformance Risk: The Target Index is a theoretical calculation while the Reference Asset represents an actual portfolio of assets. Although the Reference Asset uses a passive indexing strategy (more fully described under “Information Regarding the Reference Asset”) to attempt to track the performance of the Target Index, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the Target Index.
The performance of the Reference Asset may not correlate with the performance of the Target Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Asset or in the Target Index or in the Reference Asset Constituents, and will not be the same as investing in a debt security with payments linked to the performance of the Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.
Past performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset
The value of the Reference Asset has fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Reference Asset is not an indication of future performance. The performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to its historical performance.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the Notes at the time of pricing is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Asset over the full term of the Notes, (ii) volatility of the Reference Asset and the market’s perception of future volatility of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product prospectus supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Reference Asset or the value of, or return on, the Notes.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of the Reference Asset, futures and/or other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.
The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Reference Asset Sponsor and/or the issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset, the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Reference Asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the Reference Asset Sponsor and/or the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts or deliveries owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET
We have derived all information contained herein regarding the Reference Asset and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the Reference Asset, PDR Services LLC (the “Reference Asset Sponsor”), the trustee of the Reference Asset, State Street Global Advisors Trust Company (the “trustee”) or its parent company, State Street Bank and Trust Company, and the Target Index Sponsor, as defined below.
The Reference Asset is a unit investment trust that issues securities called “Units” of the Reference Asset, each of which represents a fractional undivided ownership interest in the Reference Asset. The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “Target Index”). The Target Index is designed to measure the performance of 500 large-capitalization companies in the U.S. equity market. The Target Index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “Target Index Sponsor”). The Target Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
The Reference Asset is not actively managed. The Reference Asset holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the Reference Asset to conform to changes in the composition and/or weighting of securities in the Target Index. Although the Reference Asset may fail to own certain securities included in the Target Index at any particular time, the Reference Asset generally will be substantially invested in the securities included in the Target Index. The Reference Asset may or may not hold all of the securities that are included in the Target Index.
Select information regarding the Reference Asset’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the Reference Asset’s website. Expenses of the Reference Asset reduce the net asset value of the assets held by the Reference Asset and, therefore, reduce the value of the shares of the Reference Asset.
Shares of the Reference Asset are listed on the NYSE Arca under the ticker symbol “SPY”.
In making your investment decision you should review the prospectus related to the Reference Asset, dated January 14, 2021, filed by the Reference Asset available at:
https://www.sec.gov/Archives/edgar/data/884394/000119312521008848/d100787d485bpos.htm
Information from outside sources including, but not limited to the prospectus related to the Reference Asset and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the Reference Asset or the Target Index.
Information filed by the Reference Asset with the SEC, including the prospectus for the Reference Asset, can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

Historical Information
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. The graph below illustrates the performance of the Reference Asset from January 1, 2016 through October 15, 2021 (the Trade Date). The closing value of the Reference Asset on the Trade Date was $445.87. As noted above, the Initial Value is $442.50, which was the Closing Value of the Reference on the Strike Date.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset over the term of the Notes. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment in the Notes. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Historical Performance of the SPDR® S&P 500® ETF Trust

MATERIAL CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” on page PS-37 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Asset. Subject to the discussion below regarding “constructive ownership transactions”, if your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your Notes prior to the Call Payment Date that could be attributed to the expected Call Premium, could be treated as ordinary income or as short-term capital gain. You should consult your tax advisor regarding this risk.
If on the Maturity Date you receive a number of shares of the Reference Asset equal to the Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to the Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.
Section 1260. Because the Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuers of any Reference Asset Constituent Stocks would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates has agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date. For the avoidance of doubt, any commissions or discounts paid to JPMS shall not be rebated if the Notes are automatically called.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

VALIDITY OF THE NOTES
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.